SECURITIES AND EXCHANGE COMMISSION

                           Washington, D. C.  20549

                                   FORM 8-K

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

                       Date of Report:  October 30, 1995



                         Seafield Capital Corporation
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            (Exact name of registrant as specified in its charter)

       Missouri                   0-16946                   43-1039532
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     (State of other     (Commission File Number)        (IRS Employer
     jurisdiction of                                    Identification
     incorporation)                                         Number)


     2600 Grand Ave.  Suite 500
     P. O. Box 410949
     Kansas City,  MO                                        64141
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     (Address of principal executive offices)              (Zip code)


                               (816)  842-7000
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            (Registrant's telephone number, including area code)





Item 5.     Other Events

On October 23, 1995, Seafield Capital Corporation (Seafield) issued a news release. The text of the news release is as follows:

Seafield Capital Corporation's 59% owned subsidiary, Response Technologies, Inc., today announced plans to effect a one-for-five reverse stock split of its common stock; delist its common stock from the American Stock Exchange (Amex:
RTK) and begin trading on the Nasdaq National Market under the symbol ROIX starting Thursday, October 26, 1995; and change its name from "Response Technologies, Inc." to "Response Oncology, Inc." The aforementioned reverse stock split and name change are contingent upon approval by a majority of shareholders at a Special Meeting of Shareholders to be held on November 1, 1995, and pending such approval will take effect November 2, 1995. In addition, Response announced that it has retained Smith Barney Inc. to assist in the development of a physician practice acquisition and management strategy, including the development of financing alternatives for such contemplated acquisitions.

Response's reverse stock split and the move to the Nasdaq National Market help to better position the company with respect to the capital markets. The name change to Response Oncology reflects the focus of the company. More importantly, Response is very excited by the prospects of expanding relationships with some of its oncologists in the high dose chemotherapy programs to include acquisition and management of their practices. Response's data collection, analysis and outcomes reporting relative to advanced cancer therapies provides a natural segue into information management of the full spectrum of cancer care. These disease management capabilities will provide a significant competitive advantage to its groups in winning managed care contracts. Response has entered into a letter of intent to purchase and manage the assets of a leading oncology-hematology practice, and expects that further acquisitions will be forthcoming. Response is currently evaluating means of optimally financing these acquisitions, and it is contemplated that such acquisitions will be financed through combinations of cash, debt and equity. However, there are no assurances that Response will successfully consummate the acquisitions of this or any additional practices. Response is affiliated with over 300 oncologists in 21 states through its stem cell program, presenting an entree to potential acquisition relationships.

The common stock of Response Technologies, Inc. is currently traded on the American Stock Exchange (AMEX) under the symbol RTK. On October 26, 1995, the common stock will begin trading on the Nasdaq National Market under the symbol ROIX. Effective November 2, 1995 (subject to shareholder approval), the common stock will trade under the symbol ROIXD for an interim period to denote occurrence of the one-for-five reverse stock split.




On October 24, 1995, Seafield Capital Corporation (Seafield) issued a news release. The text of the news release is as follows:

Seafield Capital Corporation's 82% owned subsidiary, LabOne, Inc., today announced that Bert Hood has resigned his position as chairman, president and chief executive officer of LabOne. Hood plans to pursue other business interests. W. Thomas Grant II, chairman of the board and chief executive officer of Seafield, will fill the vacancies left by Hood.

Thomas J. Hespe, who recently joined LabOne as Executive Vice President of Sales, will head the company's Lab Card (trademark) sales efforts. The Lab Card Program provides outpatient laboratory services to self-funded employers and insurance companies nationwide. LabOne's Lab Card Program, representing over a quarter million lives, is gaining widespread recognition as an innovative new carve-out benefit for the health care industry.

LabOne will release third quarter 1995 results in about a week. LabOne estimates that net earnings per share for the third quarter 1995 will be approximately $0.02. Net earnings for the third quarter 1994 were also $0.02. During the third quarter 1995, operating income was reduced by a previously announced, one-time expense of $0.5 million, or $0.03 per share. During the third quarter 1994, LabOne incurred a restructuring charge of $1.6 million, or $0.08 per share.

LabOne operates a centralized laboratory in the Kansas City area which markets clinical, substance-abuse and insurance laboratory services nationwide.

Seafield also will release consolidated third quarter 1995 results in about a week.



                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized officer.


                                           Seafield Capital Corporation



     Date:  October 30, 1995               By: /s/ Steven K. Fitzwater
                                               ---------------------------
                                               Steven K. Fitzwater
                                               Vice President, Chief Accounting
                                               Officer and Secretary